Exhibit 99.1

Date: January 9, 2006

Ignis Petroleum Group, Inc. Announces Closing of First Stage of $5 Million Financing

Dallas, Texas - Ignis Petroleum Group, Inc. (OTCBB: IGPG) (the “Company”) is pleased to announce that it has received $2.5 million on a financing provided by Cornell Capital Partners LP. Cornell is obligated to fund another $1.5 million immediately prior to filing of a registration statement and the final $1.0 million upon the effectiveness of the registration statement, among other conditions.

The Company issued three-year Debentures bearing interest at 7%. Stonegate Securities, Inc. of Dallas, Texas, acted as arranger for this financing. Complete details regarding the financing transaction can be found in the Company’s filings with the Securities and Exchange Commission.

“We are very pleased by the level of support and confidence received from the investment community, evidenced by this financing,” commented Michael P. Piazza, Ignis’ President and Chief Executive Officer. “This new financing provides funding for our capital expenditures program including the development of our Barnett Crossroads and Crimson Bayou prospects. Also, the financing enhances our flexibility in the future by allowing continued growth in our access to capital as we continue to grow the underlying oil and gas reserve value from our drilling program.”

About Ignis Petroleum:

Ignis Petroleum Group, Inc. is a Dallas-based oil and gas production company focused on exploration, acquisition and development of reserves in the United States. The Company’s management has closely aligned itself with strategic industry partnerships and is building a diversified energy portfolio. It focuses on prospects that result from new lease opportunities, new technology and new information. For further information, visit www.ignispetro.com.

About Cornell Capital

Managed by US based Yorkville Advisers LLC, Cornell Capital Partners, LP is a key player in structuring and executing equity agreements. Facilities similar to this Debenture are widely utilized by companies in the USA, UK and Australia. To date, the Cornell group has made available in excess of $800 million for over 100 publicly traded corporations. For more information please visit: www.cornellcapital.com

Safe Harbor for Forward-Looking Statements: This release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding the potential transactions and ventures discussed in this release. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the risks inherent in oil and gas exploration, the need to obtain additional financing, the availability of needed personnel and equipment for the future exploration and development, fluctuations in gas prices, and general economic conditions.